Exhibit 10.6

CREDIT AGREEMENT

Dated as of August 18, 2015

among

HOULIHAN LOKEY, INC.,

as the Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

and

BANK OF AMERICA, N.A.,

as the Lender

i

5.12	ERISA Compliance	55
5.13	Margin Regulations; Investment Company Act; Broker-Dealer Subsidiaries	56
5.14	Disclosure	57
5.15	Compliance with Laws	57
5.16	Solvency	57
5.17	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	58
5.18	Subsidiaries; Equity Interests; Loan Parties	58
5.19	Collateral Representations	58
5.20	Designation as Senior Indebtedness	59
5.21	Labor Matters	59

ARTICLE VI AFFIRMATIVE COVENANTS		59

6.01	Financial Statements	59
6.02	Certificates; Other Information	60
6.03	Notices	62
6.04	Payment of Obligations	62
6.05	Preservation of Existence, Etc.	62
6.06	Maintenance of Properties	63
6.07	Maintenance of Insurance	63
6.08	Compliance with Laws	63
6.09	Books and Records	63
6.10	Inspection Rights	64
6.11	Use of Proceeds	64
6.12	Material Contracts	64
6.13	Covenant to Guarantee Obligations	64
6.14	Covenant to Give Security	64
6.15	Further Assurances	65
6.16	Anti-Corruption Laws	65
6.17	Broker-Dealer Subsidiary Deposit Account	65

ARTICLE VII NEGATIVE COVENANTS		66

7.01	Liens	66
7.02	Indebtedness	68
7.03	Investments	70
7.04	Fundamental Changes	71
7.05	Dispositions	72
7.06	Restricted Payments	73
7.07	Change in Nature of Business	73
7.08	Transactions with Affiliates	73
7.09	Burdensome Agreements	74
7.10	Use of Proceeds	74
7.11	Financial Covenants	74
7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Organization; Form of Entity and Accounting Changes	75
7.13	Sale and Leaseback Transactions	75
7.14	Prepayments, Etc. of Indebtedness	75
7.15	Payment of Indebtedness under the Subordinated Note	75
7.16	Amendment, Etc. of Indebtedness; Amendments to UK Cash Management Documents	76
7.17	Ownership of Subsidiaries	76
7.18	Sanctions	76

7.19	Anti-Corruption Laws	76
7.20	Broker-Dealer Subsidiaries	76

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		77

8.01	Events of Default	77
8.02	Remedies upon Event of Default	79
8.03	Application of Funds	80

ARTICLE IX CONTINUING GUARANTY		80

9.01	Guaranty	80
9.02	Rights of Lender	80
9.03	Certain Waivers	81
9.04	Obligations Independent	81
9.05	Subrogation	81
9.06	Termination; Reinstatement	81
9.07	Stay of Acceleration	82
9.08	Condition of Borrower	82
9.09	Appointment of Borrower	82
9.10	Right of Contribution	82
9.11	Keepwell	82

ARTICLE X MISCELLANEOUS		83

10.01	Amendments, Etc.	83
10.02	Notices; Effectiveness; Electronic Communications	83
10.03	No Waiver; Cumulative Remedies; Enforcement	84
10.04	Expenses; Indemnity; Damage Waiver	84
10.05	Payments Set Aside	86
10.06	Successors and Assigns	86
10.07	Treatment of Certain Information; Confidentiality	87
10.08	Right of Setoff	87
10.09	Interest Rate Limitation	88
10.10	Counterparts; Integration; Effectiveness	88
10.11	Survival of Representations and Warranties	88
10.12	Severability	89
10.13	Governing Law; Jurisdiction; Etc.	89
10.14	Waiver of Jury Trial	90
10.15	Subordination	90
10.16	No Advisory or Fiduciary Responsibility	90
10.17	Electronic Execution	91
10.18	USA PATRIOT Act Notice	91

SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Broker-Dealer Subsidiaries
Schedule 5.18(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.18(b)	Loan Parties
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Loan Notice
Exhibit D	Form of Notice of Loan Prepayment
Exhibit E	Form of Solvency Certificate
Exhibit F-1	Form of U.S. Tax Compliance Certificate
Exhibit F-2	Form of U.S. Tax Compliance Certificate
Exhibit F-3	Form of U.S. Tax Compliance Certificate
Exhibit F-4	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 18, 2015 among HOULIHAN LOKEY, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein) and BANK OF AMERICA, N.A., as the Lender.

WHEREAS, the Borrower has requested that the Lender make loans and other financial accommodations in an aggregate principal amount of up to $75,000,000; and

WHEREAS, the Lender has agreed to make such loans and other financial accommodations on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, (a) with respect to Eurodollar Rate Loans, 1.00%, (b) with respect to Base Rate Loans, 0.00%, (c) with respect to Letters of Credit, 1.00%, and (d) with respect to the Commitment Fee, 0.30%.

“Attributable Indebtedness” means, on any date, without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Lender in its reasonable judgment, and (d) in respect of any Sale and Leaseback Transaction of any Person, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended March 31, 2015, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Autoborrow Agreement” has the meaning specified in Section 2.02(e).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of the Lender to make Revolving Loans and L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors and assigns.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1.00%).  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing.

“Broker-Dealer Subsidiary” means (a) each Subsidiary listed on Schedule 1.01(b), and (b) any other Subsidiary that is registered as a broker-dealer pursuant to Section 15 of the Securities Exchange Act or that is regulated as a broker-dealer or educator under any foreign securities law, or that is registered as a Futures Commission Merchant (“FCM”), Introducing Broker (“IB”) or other regulated entity pursuant to the Commodity Exchange Act or the equivalent under any foreign securities Law.

“Broker-Dealer Subsidiary Deposit Account” means that certain deposit account maintained by the Borrower with the Lender and designated as the “Houlihan Lokey Broker-Dealer Subsidiary Deposit

Account”, into which any Net Capital Overage is to be deposited by any Broker-Dealer Subsidiary pursuant to Section 6.17.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located or Los Angeles, California and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditure” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), to the extent required to be capitalized in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Lender, as collateral for L/C Obligations or the Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Lender, and/or (c) if the Lender shall agree, in its sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)                                 readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)                                 time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is the Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one (1) year from the date of acquisition thereof;

(c)                                  commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition thereof;

(d)                                 repurchase obligations with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (b) above, which repurchase obligations are secured by a valid security interest in the underlying securities;

(e)                                  Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited such that at least ninety-five percent (95%) of such Investments are of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition; and

(f)                                   Other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“CFC” means a Person that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary of the Borrower all or substantially all of the assets of which consist of, directly or indirectly, Equity Interests or debt obligations of one or more CFCs.

“CFTC” means the Commodities Futures Trading Commission or any other regulatory body that succeeds to the functions of the Commodities Futures Trading Commission.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than the Permitted Holders) is or becomes the “beneficial owner” (as defined for purposes of this clause (a) in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing thirty-five percent (35%) or more of the aggregate ordinary voting power for the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such voting power represented by securities that such “person” or “group” has the right to acquire pursuant to any option right) and the percentage of aggregate ordinary voting power for the Board of Directors of the Borrower so held is greater than the percentage of the aggregate ordinary voting power for the Board of Directors of the Borrower represented by the Equity Interests of the Borrower “beneficially owned” by the Permitted Holders on a fully-diluted basis (and taking into account all such voting power represented by securities that the Permitted Holders have right to acquire pursuant to any option right); or

(b)                                 during any period of twenty-four (24) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors; or

(c)                                  at any time, a “change of control” (or any similar event, however designated) occurs under the Subordinated Note, the FRAM Notes or any other Indebtedness with an aggregate principal amount in excess of the Threshold Amount.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means a collective reference to all personal property with respect to which Liens in favor of the Lender, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.  Notwithstanding anything in the Loan Documents to the contrary, the term “Collateral” shall not include any Excluded Property.

“Collateral Documents” means, collectively, the Pledge Agreement, each Joinder Agreement, each of the security agreements, pledge agreements or other similar agreements delivered to the Lender pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender for the benefit of the Secured Parties.

“Commitment” means the Revolving Commitment.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, all Capital Expenditures during such period, other than Capital

Expenditures that are funded with the proceeds of non-revolving Indebtedness or the issuance of Equity Interests (other than Disqualified Capital Stock).

“Consolidated Cash Taxes” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, the aggregate of all federal, state, and local and foreign income taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income (or, in the case of amounts pursuant to clause (a)(ix) below, not already included in Consolidated Net Income): (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, (iv) fees and expenses for such period incurred in connection with the negotiation, execution and delivery of the Loan Documents and any amendments, modifications or refinancings thereof in an aggregate amount not to exceed $1,000,000, (v) fees and expenses for such period in connection with the IPO or any issuance of Equity Interests of the Borrower in connection therewith in an aggregate amount not to exceed $11,000,000, (vi) all unusual or non-recurring losses or expenses during such period; provided, that, the aggregate amount added back pursuant to this clause (a)(vi) for any period shall not exceed five percent (5%) of Consolidated EBITDA prior to giving effect to any such add-backs for such period, (vii) all non-cash expenses, losses or charges for such period (including, without limitation, any non-cash stock based compensation expense for such period) which do not represent an accrual or reserve for potential cash payment in such period or any future period, (viii) fees and expenses for such period in connection with any issuance of Qualified Capital Stock of the Borrower, any issuance of Indebtedness permitted pursuant to Section 7.02, and any Investment permitted pursuant to Section 7.03 (including, for the avoidance of doubt, any Permitted Acquisition), in each case, whether or not consummated, in an aggregate amount not to exceed $10,000,000 and (ix) cost savings for such period projected by the Borrower in good faith to be realized as a result of actions which have been taken or which are committed to be taken in connection with Acquisitions after the Closing Date, net of the amount of actual benefits realized during such period from such actions; provided, that, (A) in the Compliance Certificate required to be delivered pursuant to Section 6.02, the Borrower shall certify that such cost savings (x) are reasonably anticipated to be realized within twelve (12) months after the consummation of the applicable Acquisition and (y) are factually supportable as determined in good faith by the Borrower, (B) no cost savings shall be added pursuant to this clause (a)(ix) to the extent duplicative of any amounts otherwise added to, or included in, Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (a)(ix) to the extent occurring more than four (4) full fiscal quarters after the specified action taken in order to realize such projected cost savings and (D) the aggregate amount added back pursuant to this clause (a)(ix) for any period shall not exceed the sum of (x) three percent (3%) of Consolidated EBITDA prior to giving effect to any such add-backs for such period plus (y) any additional cost savings (meeting the requirements set forth in sub-clauses (A) through (C) of this clause (a)(ix)) approved by the Lender in its sole discretion for adding back pursuant to this clause (a)(ix); minus (b) the following, without duplication, to the extent included in calculating such Consolidated Net Income: (i) all non-cash income or gains for such period, (ii) all unusual or non-recurring gains for such period, and (iii) federal, state, local and foreign income tax credits during such period.  Notwithstanding the foregoing, subject to Section 1.03(d), “Consolidated EBITDA” for (w) the fiscal quarter ended September 30, 2014 shall be equal to $36,500,000, (x) the fiscal quarter ended December 31, 2014 shall be equal to $46,600,000, (y) the fiscal quarter ended March 31, 2015 shall be equal to $50,100,000 and (z) the fiscal quarter ended June 30, 2015 shall be equal to $40,300,000.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA for the Measurement Period most recently ended, minus (ii) Consolidated Cash Taxes for such period, minus (iii) Consolidated Capital Expenditures for such period, minus (iv) all prepayments of the Subordinated Note made in cash for such period, minus (v) all prepayments of the FRAM Notes made in cash for such period to (b) the sum of (i) Consolidated Interest Charges paid in cash for the Measurement Period most recently ended, plus (ii) Consolidated Scheduled Funded Debt Payments for such period, plus (iii) all Restricted Payments made in cash for such period (other than Restricted Payments made to any Loan Party or any Subsidiary); provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:

(A)                               the portion of Consolidated Scheduled Funded Debt Payments relating to (1) the FRAM Notes for the period ended September 30, 2015, and (2) the Subordinated Note for the period ended June 30, 2016 shall, in each case, be the actual quarterly amortization payment made on the FRAM Notes and the Subordinated Note for the period of one fiscal quarter then ended multiplied by four (4);

(B)                               the portion of Consolidated Scheduled Funded Debt Payments relating to (1) the FRAM Notes for the period ended December 31, 2015, and (2) the Subordinated Note for the period ended September 30, 2016 shall, in each case, be the actual quarterly amortization payments made on the FRAM Notes and the Subordinated Note for the period of two fiscal quarters then ended multiplied by two (2);

(C)                               the portion of Consolidated Scheduled Funded Debt Payments relating to (1) the FRAM Notes for the period ended March 31, 2016, and (2) the Subordinated Note for the period ended December 31, 2016 shall, in each case, be the actual quarterly amortization payments made on the FRAM Notes and the Subordinated Note for the period of three fiscal quarters then ended multiplied by four-thirds (4/3);

(D)                               the portion of Consolidated Interest Charges relating to the Subordinated Note and the FRAM Notes for the period ended September 30, 2015 shall be the actual interest payments made on the Subordinated Note and the FRAM Notes for the period of one fiscal quarter then ended multiplied by four (4);

(E)                                the portion of Consolidated Interest Charges relating to the Subordinated Note and the FRAM Notes for the period ended December 31, 2015 shall be the actual interest payments made on the Subordinated Note and the FRAM Notes for the period of two fiscal quarters then ended multiplied by two (2); and

(F)                                 the portion of Consolidated Interest Charges relating to the Subordinated Note and the FRAM Notes for the period ended March 31, 2016 shall be the actual interest payments made on the Subordinated Note and the FRAM Notes for the period of three fiscal quarters then ended multiplied by four-thirds (4/3).

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued

operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Consolidated Scheduled Funded Debt Payments” means for any period for the Borrower and its Subsidiaries on a Consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness.  For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness and (c) shall not include any voluntary prepayments made pursuant to Section 2.05.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the Voting Stock of such Person.

“Controlled Affiliates” means, as to any Person, any other Person that directly or indirectly is in control of, is controlled by, or is under common control with, such Person.

“Cost of Acquisition” means the purchase consideration for any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests (other than Qualified Capital Stock of the Borrower (to the extent not constituting a Change of Control)) or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, deferred purchase price,

Earn Out Obligations and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person.  For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the amount reasonably anticipated to be paid at the time of consummation of such Acquisition.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Designated Examining Authority” means FINRA, the NFA or any other exchange that has been designated as a Broker-Dealer Subsidiary’s designated examining authority, as such term is defined in Rule 15c3-1(c)(12) promulgated under the Securities Exchange Act.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Designated Self-Regulatory Organization” has the meaning specified in Section 3(a)(26) of the Securities Exchange Act.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property (including the Equity Interests in any Subsidiary) by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after the Maturity Date, (c) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) or (b) above, in each case at any time prior to the ninety-first (91st) day after the Maturity Date, or (d) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, that, any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the ninety-first (91st) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Early Warning Threshold” means, with respect to any Broker-Dealer Subsidiary, those circumstances set forth in Rule 17a-11(b) promulgated under the Securities Exchange Act pursuant to which a broker-dealer is required to give an “early warning” notice of capital-related problems to the SEC.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including, without limitation, purchase price adjustments or other indemnity obligations) pursuant to the documentation relating to such Acquisition.  For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, but not limited to, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan if there is any potential liability therefor or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided, that, (i) to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” means, with respect to any Loan Party, (a) the Equity Interests of any Immaterial Subsidiary, and (b) pledges of, and security interests in, any Equity Interests the pledge or grant of a security interest in which are prohibited by applicable Law; provided, that, in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such Equity Interests shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral.

“Excluded Subsidiary” means (a) each Broker-Dealer Subsidiary, (b) each CFC Holdco, (c) each Immaterial Subsidiary, (d) each Foreign Subsidiary, (e) each direct and indirect Subsidiary of any Foreign Subsidiary and (f) each Subsidiary that is prohibited by applicable Law from providing a guaranty to secure the Secured Obligations; provided, that, in the event of the termination or elimination of any such prohibition contained in any applicable Law, such Subsidiary shall immediately comply with Section 6.13 and become a Guarantor hereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the Laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitments have terminated, (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Lender shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing.

“FCM” has the meaning specified in the definition of “Broker-Dealer Subsidiary”.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Lender.

“Fee Letter” means the fee letter agreement, dated the Closing Date, among the Borrower and the Lender.

“FINRA” means the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form S-1” means the Form S-1 filed by the Borrower with the SEC on July 10, 2015, and amended on July 24, 2015 including all schedules and exhibits attached thereto, as the same may be further amended from time to time prior to the Closing Date.

“FRAM” means FRAM Holdings, Inc., a Delaware corporation.

“FRAM Notes” means those certain long term floating notes in an aggregate principal amount of $18.1 million representing obligations owed by the Borrower to former employees of FRAM in connection with the repurchase of Equity Interests of FRAM from the same.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by any Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including, without limitation, any Earn Out

Obligations, (f) all Attributable Indebtedness, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Funded Indebtedness of other Persons secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person, and (j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that such Funded Indebtedness is expressly made non-recourse to such Person.  For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 9.01.

“Guarantors” means, collectively, (a) each Person identified as a “Guarantor” on the signature pages hereto, (b) the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.13, (c) with respect to Secured Obligations owing by any Loan Party arising under Secured Cash Management Agreements and Secured Hedge Agreements and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 9.01 and 9.11) under the Guaranty, the Borrower, and (d) the successors and permitted assigns of the foregoing; provided, however, in no event shall any Excluded Subsidiary be a Guarantor.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article IX in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“HMT” has the meaning specified in the definition of “Sanctions(s)”.

“Honor Date” has the meaning specified in Section 2.03(c).

“Houlihan Lokey UK” means Houlihan Lokey Capital (Holdings) Ltd., a UK private limited company.

“IB” has the meaning specified in the definition of “Broker-Dealer Subsidiary”.

“Immaterial Subsidiary” means, as of any date, any Subsidiary designated as such by the Borrower in writing to the Lender whose: (a)(i) total assets, as of that date, are less than the greater of (A) $2,500,000 or (B) two and one-half percent (2½%) of Consolidated assets of the Borrower and its Subsidiaries and (ii) whose total assets, as of that date and together with the total assets of all other Immaterial Subsidiaries as of such date, are less than the greater of (A) $5,000,000 or (B) five percent (5%) of Consolidated assets of the Borrower and its Subsidiaries, or (b) (i) total revenues for the most recently ended twelve (12) month period do not exceed the greater of (A) $2,500,000 or (B) two and one-half percent (2½%) of Consolidated revenues of the Borrower and its Subsidiaries, and (ii) whose total revenues for the most recently ended twelve (12) month period, together with the total revenues for the most recently ended twelve (12) month period for all other Immaterial Subsidiaries, do not exceed the greater of (A) $8,000,000 or (B) five percent (5%) of Consolidated revenues of the Borrower and its Subsidiaries; provided, that, a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guarantees or otherwise provides direct credit support for any Indebtedness of any Loan Party.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all Funded Indebtedness, (b) the Swap Termination Value of any Swap Contract, (c) all Earn Out Obligations prior to such time as such Earn Out Obligations become due and payable and remain unpaid for thirty (30) days, (d) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a), (b) and (c)

above of any other Person, and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercompany Debt” has the meaning specified in Section 7.02.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice or such other period that is twelve (12) months or less requested by the Borrower and consented to by the Lender; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” has the meaning specified in Section 4.01(d)(i).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital or repayment of principal received in respect of such Investment that, in each case, is received in cash or Cash Equivalents.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IPO” means the initial public offering of the Equity Interests of the Borrower pursuant to the Form S-1.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and the Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered in accordance with the provisions of Section 6.13.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means Bank of America.

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next succeeding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Commitment.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitment.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Rate” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means, collectively, this Agreement, the Guaranty, the Collateral Documents, the Fee Letter, each Issuer Document, each Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.12 (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to the Borrower and its Subsidiaries, each contract or agreement (a) which is material to the operations, business, assets, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) any other contract, agreement, permit or license, written or oral, of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Foreign Subsidiary” means any Foreign Subsidiary (other than Houlihan Lokey UK) that, as of any date of determination, either (a) has total assets as of the last day of the most recently ended Measurement Period that exceed the greater of (i) $5,000,000 and (ii) five percent (5%) of Consolidated assets of the Borrower and its Subsidiaries as of such date, or (b) generated total revenues for the most recently ended Measurement Period that exceed the greater of (i) $8,000,000 and (ii) five percent (5%) of Consolidated revenues of the Borrower and its Subsidiaries for such Measurement Period.

“Material Indebtedness” means Funded Indebtedness in an aggregate principal amount in excess of the Threshold Amount.

“Maturity Date” means August 18, 2017; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, (a) for purposes of determining compliance with the financial covenants set forth in Section 7.11, on the last day of any fiscal quarter of the Borrower, the four (4) fiscal quarters of the Borrower ending on the last day of such fiscal quarter, and (b) for all other purposes, the most recently completed four (4) fiscal quarters of the Borrower for which the Borrower was required to deliver financial statements pursuant to Section 6.01(a) or (b).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.12(a)(i) or (a)(ii), an amount equal to one hundred two percent (102%) of the Outstanding Amount of all L/C Obligations, and (b) otherwise, an amount determined by Lender.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Capital” means “net capital” as that term is defined in the Net Capital Rule.

“Net Capital Overage” means, at any time the same is determined, the amount, if any, by which any Broker-Dealer Subsidiary’s Net Capital exceeds the sum of (a) the highest amount of Net Capital such Broker-Dealer Subsidiary is required at such time to maintain (including capital accounts necessary to maintain current reporting status) by any Governmental Authority or any self-regulatory organization, plus (b) one hundred percent (100%) of the amount set forth in clause (a), plus (c) $20,000,000.

“Net Capital Rule” means Rule 15c3-1 promulgated under the Securities Exchange Act, including any successor rule under the Securities Exchange Act relating to net capital requirements of broker-dealers.

“NFA” means the National Futures Association or any other regulatory body that succeeds to the functions of the National Futures Association.

“Non-Extension Notice Date” has the meaning specified in Section 2.03.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“ORIX” means ORIX USA Corporation, a Delaware corporation.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery,

performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant Register” has the meaning specified in Section 10.06(c).

“Patriot Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition by a Loan Party (the Person, assets or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”); provided, that, (a) the Target of such acquisition operates a Permitted Business or the assets acquired pursuant to such Acquisition are used or useful in a Permitted Business, (b) for any Acquisition involving a Cost of Acquisition in excess of $5,000,000, the Borrower shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such Acquisition, (i) the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the end of the most recent Measurement Period; and (ii) the Consolidated Leverage Ratio is at least 0.25 to 1.0 less than the ratio required to be maintained at such time by Section 7.11(a), (c) the Target shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period prior to the acquisition date in an amount greater than negative $5,000,000, (d) no Event of Default shall exist or would result from giving effect to such Acquisition, (e) such Permitted Acquisition shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the Target, (f) each Subsidiary acquired in connection with such Acquisition shall become a Loan Party and/or the assets acquired shall be subject to Liens in favor of the Lender, in each case in accordance with, and to the extent required by, Sections 6.13 and/or 6.14, and (g) the Cost of Acquisition paid by the Loan Parties for all Acquisitions made during the term of this Agreement shall not exceed $150,000,000 (and if the Cost of Acquisition for any such Acquisition exceeds $50,000,000, the Loan Parties shall have delivered to the Lender (i) a certified copy of the purchase agreement with respect to such Acquisition, (ii) if available, annual financial statements (including audits, if available) of the Target for the past three fiscal year periods and the most current interim financial statements of the Target, and (iii) updated projections for the Loan Parties incorporating the Target of such Acquisition).

“Permitted Business” means any business that is permitted pursuant to Section 7.07.

“Permitted Holders” means ORIX (and its Controlled Affiliates), the Voting Trust and the Voting Trustees.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business, (b) Dispositions of property to the Borrower or any Subsidiary; provided, that, if the transferor of such property is a Loan Party then either (i) the transferee thereof must a Loan Party (or shall be a Person organized under the Laws of the United Sates and shall become a Loan Party hereunder) or (ii) or (to the extent such transaction constitutes an Investment, such transaction is permitted by Section 7.03, (c) Dispositions of accounts receivable in connection with the collection or compromise thereof, (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, and (e) the sale or Disposition of Cash Equivalents or UK Cash Management Investments for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), other than a Multiemployer Plan, maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means the pledge agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Loan Parties.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable Measurement Period for the applicable covenant or requirement: (a)(i) with respect to any Specified Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Lender, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Borrower or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, (x) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower and (y) any such calculation shall be subject to the applicable limitations set forth in the definition of Consolidated EBITDA.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio and Consolidated EBITDA as of the most recent Measurement Period after giving Pro Forma Effect to the applicable Specified Transaction.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Register” has the meaning specified in Section 10.06(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the executive chairman, chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance reasonably satisfactory to the Lender.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.

“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) issue Letters of Credit for the account of the Borrower pursuant to Section 2.03.  The Revolving Commitment on the Closing Date shall be $75,000,000.

“Revolving Facility” means, at any time, the aggregate amount of the Lender’s Revolving Commitment at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other sanctions authority having authority or jurisdiction over the Borrower or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and/or any Subsidiary and the Lender or an Affiliate of the Lender.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract permitted under Article VI or VII between any Loan Party and/or any Subsidiary and the Lender or an Affiliate of the Lender.

“Secured Obligations” means (a) in the case of the Borrower, (i) all Obligations, (ii) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (iii) all costs and expenses incurred in connection with enforcement and collection of the foregoing to the extent required to be paid by the Loan Parties pursuant to Section 10.04, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) in the case of any Guarantor, such Guarantor’s Guaranteed Obligations; provided, that, Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Secured Parties” means, collectively, the Lender, the Affiliates of the Lender party to Secured Cash Management Agreements and Secured Hedge Agreements and the Indemnitees.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, including all amendments thereto and regulations promulgated thereunder.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“SIPC” means the Securities Investor Protection Corporation, or any Governmental Authority succeeding to any of its principal functions.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit E.

“Solvent” and “Solvency” mean, with respect to any Person (or group of Persons) on any date of determination, that on such date (a) the fair value of the property of such Person (or group of Persons) is greater than the total amount of liabilities, including contingent liabilities, of such Person (or group of Persons), (b) the present fair saleable value of the assets of such Person (or group of Persons) is not less than the amount that will be required to pay the probable liability of such Person (or group of Persons) on its (or their) debts as they become absolute and matured, (c) such Person does (or group of Persons do) not intend to, and does (or do) not believe that it (or they) will, incur debts or liabilities beyond the ability of such Person (or group of Persons) to pay such debts and liabilities as they mature, (d) such Person (or group of Persons) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the property of such Person (or group of Persons) would constitute an unreasonably small capital, and (e) such Person (or group of Persons) is able to pay its (or their) debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.11).

“Specified Disposition” means any sale, transfer or other Disposition of all or substantially all of the assets or of all of the Equity Interests of any Subsidiary or of any business unit, line of business or division of the Borrower or any Subsidiary (including the termination or discontinuance of activities constituting a business) or any other sale, transfer or other Disposition that results in a Person ceasing to be a Subsidiary.

“Specified Transaction” means (a) any Acquisition, any Investment that results in a Person becoming a Subsidiary, any Specified Disposition, in each case, whether by merger, consolidation or otherwise, or any incurrence or repayment of Indebtedness or (b) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinated Note” means the unsecured subordinated note of the Borrower dated as of the Closing Date in an aggregate original principal amount of $45,000,000 payable to ORIX.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning specified in the definition of “Permitted Acquisition.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $15,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.

“Transactions” means, collectively, the execution and delivery of this Agreement and the other Loan Documents, the Credit Extensions to be made on the Closing Date, the consummation of the IPO and the execution and delivery of the Subordinated Note and the UK Cash Management Documents.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Cash Management Agreement” means that certain Cash Management Agreement, dated as of the Closing Date, by and between Houlihan Lokey UK and ORIX Global Capital, Ltd, a UK private limited company.

“UK Cash Management Documents” means the UK Cash Management Agreement, the UK Cash Management Guarantee and the UK Cash Management Note.

“UK Cash Management Guarantee” means that certain Guarantee Agreement, dated as of the Closing Date, between ORIX and Houlihan Lokey UK.

“UK Cash Management Investments” has the meaning set forth in Section 7.03(k).

“UK Cash Management Note” means that certain promissory note, dated as of the Closing Date, between Houlihan Lokey UK, as promisee, and ORIX Global Capital, Ltd, a UK private limited company, as promissor.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Voting Trust” means the voting trust established by the Voting Trust Agreement.

“Voting Trust Agreement” means that certain Voting Trust Agreement dated as of August 18, 2015, by and among the Borrower, certain holders of the class B common stock of the Borrower and the Voting Trustees party thereto, as in effect on the date hereof and as may be amended in a manner not materially adverse to the Lender.

“Voting Trustees” means the “Trustees” (as defined in the Voting Trust Agreement) appointed in accordance with the terms of Section 1 of the Voting Trust Agreement.

“Withholding Agent” shall mean any Loan Party.

1.02                        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein or in accordance with GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                                  Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)                                 Pro Forma Calculations.  Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio and Consolidated EBITDA shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable Measurement Period to which such calculation relates, and/or subsequent to the end of such Measurement Period but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Consolidated Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio and/or Consolidated EBITDA for purposes of determining compliance with Section 7.11, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect.  For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 7.11, (x) in the case of any such compliance required after delivery of financial statements for the fiscal quarter ending September 30, 2015, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Leverage Ratio, minimum Consolidated Fixed Charge Coverage Ratio and/or minimum Consolidated EBITDA, as applicable, permitted for the fiscal quarter most recently then ended for which financial statements have been delivered (or were required to have been delivered) in accordance with Section 6.01(a) or (b), or (y) in the case of any such compliance required prior to the delivery referred to in clause (x) above, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Leverage Ratio, minimum Consolidated Fixed Charge Coverage Ratio and/or minimum Consolidated EBITDA, as applicable, permitted for the fiscal quarter ending September 30, 2015.

1.04                        Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07                        UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Revolving Loans.

Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Commitment.  Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Revolving Borrowing.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Notice of Borrowing.  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (i) telephone or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice.  Each such notice must be received by the Lender not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Lender not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation.  Not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Lender shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is available.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, (B) the requested date of the Borrowing, conversion or continuation (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)                                 Advances.  Following receipt of a Loan Notice, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c)                                  Eurodollar Rate Loans.  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.

(d)                                 Interest Periods. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect in respect of the Revolving Facility.

(e)                                  Autoborrow.  Notwithstanding anything contained herein to the contrary, in order to facilitate borrowings, the Borrower and the Lender may mutually agree to, and are hereby authorized to, enter into an autoborrow agreement in form and substance reasonably satisfactory to the Lender (the “Autoborrow Agreement”) providing for the automatic advance by the Lender of Revolving Loans under the conditions set forth in such agreement, which shall be in addition to the conditions set forth herein.  At any time an Autoborrow Agreement is in effect, the requirements for Revolving Loan borrowings set forth herein shall not apply, and all Revolving Loan borrowings shall be made in accordance with the Autoborrow Agreement.

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (B) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Commitment and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  The Lender shall not be under any obligation to issue any Letter of Credit if:

(A)                               the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Lender has approved such expiry date;

(B)                               the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Lender has approved such expiry date;

(C)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(D)                               the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally;

(E)                                except as otherwise agreed by the Lender, the Letter of Credit is in an initial stated amount less than $40,000;

(F)                                 the Letter of Credit is to be denominated in a currency other than Dollars; or

(G)                               the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(iii)                               The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the Lender, by personal delivery or by any other means acceptable to the Lender. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, (G) the purpose and nature of the requested Letter of Credit, and (H) such other matters as the Lender may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment; and (4) such other matters as the Lender may reasonably require.  Additionally, the Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may reasonably require.

(ii)                                  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its reasonable discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lender shall permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Lender shall not permit any such extension if (A) the Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing the Lender not to permit such extension.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender.  The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(c)                                  Drawings and Reimbursements.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower thereof.  Not later than 2:00 p.m. (x) on the date of any payment by the Lender under a Letter of Credit, if the Borrower received notice of such drawing prior to 11:00 a.m., on such date or (y) otherwise on the Business Day immediately following receipt by the Borrower of such notice (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the Lender by such time, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans.  Any notice given by the Lender pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(d)                                 Obligations Absolute.  The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the Borrower or any waiver by the Lender which does not in fact materially prejudice the Borrower;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, or the ISP, as applicable;

(vii)                           any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

(e)                                  Role of the Lender.  The Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in Section 2.03(d).  In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(f)                                   Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the Lender shall not be responsible to the Borrower for, and the Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice; provided, that, the foregoing waivers shall not apply to any claims against the Lender for direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Lender.

(g)                                  Letter of Credit Fees.  The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (A) due and payable on the first Business Day following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)                                 Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i)                                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                        Reserved.

2.05                        Prepayments.

The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Lender (A) such notice must be received by Lender not later than 11:00 a.m. (i) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (ii) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, any Notice of Loan Prepayment may be conditioned upon the effectiveness of other credit facilities or capital raising, the consummation of a particular Disposition or the occurrence of a change of control as specified in such notice, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified prepayment date) if such condition is not satisfied.  Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

2.06                        Termination or Reduction of Commitments.

(a)                                 Optional.  The Borrower may, upon notice to the Lender, terminate the Revolving Commitment or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Commitment or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Commitment or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)                                 Mandatory.  If after giving effect to any reduction or termination of the Revolving Commitment under this Section 2.06, the Letter of Credit Sublimit exceeds the Revolving Commitment at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)                                  Payment of Fees.  All fees in respect of the Revolving Commitment accrued until the effective date of any termination of the Revolving Commitment shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.

The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

2.08                        Interest and Default Rate.

(a)                                 Interest.  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 Default Rate.

(i)                                     (A) If any amount of principal of any Loan payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or (B) an Event of Default pursuant to Sections 8.01(f) or (g) exists, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Lender, while any Event of Default exists, all outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest Payments.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.

In addition to certain fees described in subsection (g) of Section 2.03:

(a)                                 Commitment Fee.  The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Revolving Commitment exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Other Fees.  The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11, bear interest for one (1) day.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Payments Generally.

All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.12                        Cash Collateral.

(a)                                 Certain Credit Support Events.  If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (ii) the Borrower shall be required to provide Cash Collateral pursuant to the terms hereof, the Borrower shall immediately following any request by the Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b)                                 Grant of Security Interest.  The Borrower hereby grants to (and subjects to the control of) the Lender and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(c).  If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.12 or Sections 2.03, 2.05 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                 Release.  Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following the determination by the Lender that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Defined Terms.  For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law any Other Taxes.

(d)                                 Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  If the Lender claims indemnification pursuant to this Section 3.01(d), it shall notify the Loan Parties of the imposition of the relevant Indemnified Taxes as soon as practicable after the Lender becomes aware of such imposition.  A certificate as to the amount of such payment or liability (together with a reasonable explanation thereof) delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e)                                  Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)                                   Status of the Lender.

(v)                                 If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), Section 3.01(f)(ii)(B) and Section 3.01(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(vi)                              Without limiting the generality of the foregoing,

(A)                               if Lender that is a U.S. Person, it shall deliver to the Borrower on or prior to the date on it becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding Tax;

(B)                               if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which it becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of the Foreign Lender are claiming the portfolio interest exemption, the Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(C)                               if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which the Foreign Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)                               if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 3.01(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(g) in no event will the Lender be required to pay any amount to the Borrower pursuant to this Section 3.01(g) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(g) shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival. Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02                        Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lender’s Office to make, maintain or fund any Credit Extension whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate without reference to the Eurodollar Rate component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, the Lender determines that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender will promptly so notify the Borrower.  Thereafter, (i) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding the foregoing, in the case of such pending request, the Lender, in consultation with the Borrower, may establish an alternative interest rate for funding Loans in the applicable amount, and with the same Interest Period as the Loan requested to be made, converted or continued, as the case may be in which case, such alternative rate of interest shall apply with respect to such Loans.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(d));

(ii)                                  subject the Lender to any taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Reserves on Eurodollar Rate Loans.  The Borrower shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitment or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) Business Days’ prior notice of such additional interest or costs from the Lender.  If the Lender fails to give notice ten (10) Business Days’ prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) Business Days’ from receipt of such notice.

(e)                                  Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                        Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitment, repayment of all other Obligations hereunder, and resignation of the Lender.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.

The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 Execution of Loan Documents.  The Lender shall have received counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of each Loan Party thereto and, in the case of this Agreement, by the Lender.

(b)                                 Organization Documents, Resolutions, etc.  The Lender shall have received the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Lender and its legal counsel:

(i)                                     copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or incorporation, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)                                  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)                               such documents and certifications as the Lender may reasonably require to evidence that each Loan Party and each Broker-Dealer Subsidiary is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or incorporation (where such concepts are applicable).

(c)                                  Legal Opinions of Counsel.  The Lender shall have received an opinion or opinions of counsel for the Loan Parties, dated the Closing Date and addressed to the Lender, in form and substance reasonably acceptable to the Lender.

(d)                                 Financial Statements.  The Lender shall have received:

(i)                                     unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2015, including balance sheets and statements of income or operations, shareholders’ equity and cash flows (the “Interim Financial Statements”); and

(ii)                                  a budget of the Borrower and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrower, of Consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the first year following the Closing Date.

(e)                                  No Material Adverse Change.  There shall not have occurred since March 31, 2015 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f)                                   Personal Property Collateral.  The Lender shall have received, in form and substance reasonably satisfactory to the Lender:

(i)                                     (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;

(ii)                                  completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral; and

(iii)                               all certificates evidencing any certificated Equity Interests pledged to the Lender pursuant to the Collateral Documents, together with duly executed in blank and undated stock powers attached thereto.

(g)                                  No Litigation.  There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(h)                                 Officer’s Certificate.  The Lender shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(e), (g), (j), (k), (l) and (m) and Sections 4.02(a) and (b) have been satisfied.

(i)                                     Solvency Certificate.  The Lender shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the Transactions.

(j)                                    Consents.  All Board of Director, governmental, shareholder and material third party consents and approvals necessary in connection with the Loan Documents shall have been obtained and shall be in full force and effect.

(k)                                 Existing Indebtedness of the Loan Parties.  All of the existing Indebtedness for borrowed money of the Loan Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(l)                                     IPO; Transactions.  The Lender shall have received reasonably satisfactory evidence that all conditions precedent to the IPO have been satisfied or are concurrently on the Closing Date being satisfied and that the IPO has been consummated or will concurrently be consummated on terms and conditions substantially consistent with the Form S-1.  The Lender shall have received reasonably satisfactory evidence that, in connection with the IPO, (i) the Borrower has issued (or, as of the Closing Date, has assumed, pursuant to documentation reasonably acceptable to the Lender) the Subordinated Note, in the form attached to the Form S-1, and (ii) Houlihan Lokey UK has entered into the UK Cash Management Documents.

(m)                             Copy of IPO and Transaction Documents.  The Lender shall have received a copy, certified by a Responsible Officer of the Borrower as true and complete, of the Form S-1, the Subordinated Note and each of the UK Cash Management Documents.

(n)                                 Due Diligence.  The Lender shall have completed a due diligence investigation of the Loan Parties with respect to OFAC, Foreign Corrupt Practices Act and “know your customer” due diligence in scope, and with results, reasonably satisfactory to the Lender.  The Loan Parties shall have provided to the Lender the documentation and information that the Lender requests at least five Business Days prior to the Closing and is required in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(o)                                 Fees.  Receipt by the Lender of any fees required to be paid on or before the Closing Date.

(p)                                 Attorney Costs.  Unless waived by the Lender, the Borrower shall have paid (or caused to have paid) all fees, charges and disbursements of counsel to the Lender to the extent invoiced at least one (1) Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

4.02                        Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                 Representations and Warranties.  The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)                                 Default.  No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  Request for Credit Extension.  The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:

5.01                        Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) with respect to each Loan Party, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, (ii) filings to perfect the Liens created by the Collateral Documents, (iii) any notice to, or consent from, applicable Governmental Authorities to exercise remedies with respect to pledged Equity Interests of any Broker-Dealer Subsidiary, and (iv) with respect to clause (d) only, any consents or approvals required in connection with the disposition of Collateral, including compliance with federal and state securities Laws in connection with any sale of any portion of the Collateral consisting of securities under such securities Laws.

5.04                        Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                 Audited Financial Statements.  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)                                 Quarterly Financial Statements.  The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end and audit adjustments.

(c)                                  Material Adverse Effect.  Since March 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 Budget.  The budget of the Borrower and its Subsidiaries delivered pursuant to Section 4.01(d)(iii) was prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be fair in light of the conditions existing at the time of delivery of such budget, it being understood that actual results may vary from such assumptions and that such variations may be material.

5.06                        Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the Transactions.

5.08                        Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09                        Environmental Compliance.

(a)                                 To the extent required with respect to the exercise of their business, the Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10                        Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

5.11                        Taxes.

Each Loan Party and its Subsidiaries have filed all federal income and material state income and other material tax returns and reports required to be filed, and have paid all federal income and material state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  No Loan Party has any knowledge of any tax assessment proposed in writing against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12                        ERISA Compliance.

(a)                                 Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan and Multiemployer Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13                        Margin Regulations; Investment Company Act; Broker-Dealer Subsidiaries.

(a)                                 Margin Regulations.  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)                                 Investment Company Act.  None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c)                                  Broker-Dealer Subsidiaries.

(i)                                     Each domestic Broker-Dealer Subsidiary is a broker-dealer, FCM or IB subject to the provisions of Regulation T of the FRB.  Each domestic Broker-Dealer Subsidiary that extends purpose credit to customers (as those terms are defined in Regulation T) maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Subsidiary does not extend or maintain purpose credit to or for its customers other than in accordance with the provisions of Regulation T, and designated employees of each domestic Broker-Dealer Subsidiary regularly supervise its activities and the activities of members and employees of such Broker-Dealer Subsidiary to ensure that such Broker-Dealer Subsidiary does not extend purpose credit to or for its customers other than in accordance with the provisions of Regulation T, except for failures to comply with Regulation T in connection with transactions which are not material either in number or amount.

(ii)                                  Each Broker-Dealer Subsidiary (A) is a member in good standing of FINRA, the NFA and/or the equivalent foreign self-regulatory body, (B)(1) if a Domestic Subsidiary, (x) is duly registered as a broker-dealer with the SEC and/or duly registered as an FCM or IB with the CFTC and (y) is duly registered in each state where the conduct of its business requires such registration, except with respect to this clause (y), to the extent such failure to be registered, individually or in the aggregate, could not reasonably be expected to have a material impact on the business of the Borrower and its Subsidiaries (taken as a whole) and (2) if a Foreign Subsidiary, is duly registered as the equivalent of a broker-dealer, FCM or IB with the equivalent foreign regulatory body, in each case where the conduct of its business requires such registration.

(iii)                               To the knowledge of the Loan Parties, no Broker-Dealer Subsidiary or its “associated persons” (as defined in the Securities Exchange Act) is currently ineligible or disqualified pursuant to Section 15, Section 15B or Section 15C of the Securities Exchange Act to serve as a broker or dealer or “associated person” of a broker or dealer except as would not reasonably be expected to have a Material Adverse Effect.

(iv)                              The Loan Parties have delivered or made available to the Lender a true and correct copy of the currently effective Broker-Dealer Form BD and any amendments thereto filed with the SEC and FINRA by each Broker-Dealer Subsidiary. The information contained in such forms and reports, was, at the time of filing, complete and accurate in all material respects.  Each Broker-Dealer Subsidiary has made available to the Lender a true, correct and complete copy of such entity’s currently effective FINRA Membership Agreement.  Each Broker-Dealer Subsidiary has not exceeded in any material way with respect to its business, the business activities enumerated in its FINRA Membership Agreement or any other applicable restriction agreement or other limitations imposed in connection with its FINRA or state registrations or licenses with any other self-regulatory organization or Governmental Authority.

(v)                                 To the knowledge of the Loan Parties, no Broker-Dealer Subsidiary has received a notice from the SEC, FINRA, any self-regulatory organization or any other Government Authority of any alleged rule violation or other circumstance which could reasonably be expected to have a Material Adverse Effect.

(vi)                              No Broker-Dealer Subsidiary is in arrears with respect to any assessment made upon it by the SIPC except as would not reasonably be expected to result in a Material Adverse Effect.

(vii)                           FINRA has been designated as the Designated Examining Authorities for the Broker-Dealer Subsidiaries and is the Broker-Dealer Subsidiaries’ Designated Self-Regulatory Organization.

5.14                        Disclosure.

The reports, financial statements, certificates and other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished and taken as a whole) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, (a) to the extent any such written information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower and each Subsidiary represents only that it acted in good faith and utilized assumptions believed by it to be reasonable and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that actual results may vary significantly from any such projected or forecasted results) and (b) with respect to information relating to the Borrower’s industry generally and trade data which relates to a Person that is not the Borrower or a Subsidiary thereof, the Borrower represents and warrants only that such information is believed by it in good faith to be accurate in all material respects.

5.15                        Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16                        Solvency.

The Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

5.17                        Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a)                                 Sanctions.  No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other sanctions authority having jurisdiction over any Loan Party or any Subsidiary or (iii) located, organized or resident in a Designated Jurisdiction.

(b)                                 Anti-Corruption Laws.  The Loan Parties and their Subsidiaries have conducted their business in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions having jurisdiction over any Loan Party or any Subsidiary, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(d)                                 PATRIOT Act.  To the extent applicable, each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act.

5.18                        Subsidiaries; Equity Interests; Loan Parties.

(a)                                 Subsidiaries, Joint Ventures, Partnerships and Equity Investments.  Set forth on Schedule 5.18(a), is the following information which is true and complete in all respects as of the Closing Date: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries, (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.), and (v) an indication as to whether such Subsidiary is an Excluded Subsidiary.  The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens other than Permitted Liens.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.

(b)                                 Loan Parties.  Set forth on Schedule 5.18(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the address of its chief executive office (and, if different, its principal place of business), (vi) its U.S. federal taxpayer identification number, and (vii) its organization identification number, if applicable.

5.19                        Collateral Representations.

The provisions of the Collateral Documents are effective to create in favor of the Lender, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date or after the Closing Date in accordance with the applicable Collateral Documents and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.20                        Designation as Senior Indebtedness.

The Secured Obligations constitute “Designated Senior Indebtedness” or any similar designation (with respect to indebtedness having the maximum rights as “senior debt”) under and as defined in any agreement governing any subordinated Indebtedness.

5.21                        Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

From and after the Closing Date and thereafter until the Facility Termination Date, each of the Loan Parties hereby agrees as follows:

6.01                        Financial Statements.

The Borrower shall deliver to the Lender:

(a)                                 Audited Financial Statements.  As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, fifteen (15) days after the date required to be filed with the SEC), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)                                 Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end and audit adjustments and the absence of footnotes.

(c)                                  Business Plan and Budget.  As soon as available, but in any event no later than forty five (45) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Lender, of Consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the then current fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Sections 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02                        Certificates; Other Information.

The Borrower shall deliver to the Lender, in form and detail satisfactory to the Lender:

(a)                                 Accountants’ Certificate.  Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default insofar as it relates to financial or accounting matters or, if any such Default shall exist, stating the nature and status of such event.

(b)                                 Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower, which shall include (i) a certification as to whether the Loan Parties and their respective Subsidiaries have performed and observed each covenant and condition of the Loan Documents applicable to it during the period covered by the Compliance Certificate (or, if not, a listing of the conditions or covenants that have not been performed or observed and the nature and status of each such Default), (ii) a certification of compliance with the financial covenants set forth in Section 7.11, including financial covenant analyses and calculation for the period covered by the Compliance Certificate, and (iii) a copy of management’s discussion and analysis with respect to such financial statements.  Unless the Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(c)                                  Audit Reports; Management Letters; Recommendations.  Promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(d)                                 Annual Reports; Etc.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;.

(e)                                  Debt Securities Statements and Reports.  Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its

Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement with respect to Material Indebtedness and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section.

(f)                                   SEC Notices.  Promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Broker-Dealer Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Broker-Dealer Subsidiary (including such Broker-Dealer’s compliance with the Net Capital Rule), in each case, that has a reasonable possibility of being determined adversely and if determined adversely could reasonably be expected to have a Material Adverse Effect.

(g)                                  Notices.  Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement with respect to Material Indebtedness (other than notices, requests or other documents covered by Section 6.02(f)).

(h)                                 Environmental Notice.  Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(i)                                     Broker-Dealer Subsidiary Information.  The following with respect to each Broker-Dealer Subsidiary: (i) within thirty (30) days of filing, each Quarterly FINRA Focus Report filed by such Broker-Dealer Subsidiary, such report to include the calculation of Net Capital as of such date; (ii) within ten (10) days after receipt thereof, a copy of any financial report performed or required to be performed by any Designated Examining Authority of such Broker-Dealer Subsidiary and permitted to be disclosed under applicable Law; (iii) within ninety (90) days after the last day of each fiscal year of such Broker-Dealer Subsidiary, a copy of the audited financial statements of such Broker-Dealer Subsidiary prepared by such Broker-Dealer Subsidiary’s accountants to comply with regulatory requirements applicable to such Broker-Dealer Subsidiary; and (iv) promptly, and in any event within five (5) days upon giving the same, copies of any notices regarding the violation by such Broker-Dealer Subsidiary of the Net Capital Rule (including, without limitation, any violation of the Early Warning Threshold).

(j)                                    Additional Information.  Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b)(ii), (d), (f), (g), (h) or (i) (to the extent any such documents or information are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that (i) the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify the Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Lender by e-mail electronic versions (i.e., soft copies) of such documents.

6.03                        Notices.

Promptly, but in any event within two (2) Business Days, the Borrower shall notify the Lender:

(a)                                 of the occurrence of any Default;

(b)                                 the occurrence of any event that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  of the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in an annual liability in excess of the Threshold Amount; and

(d)                                 of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.

Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all federal income and material state income and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05                        Preservation of Existence, Etc.

(a)                                 Each Loan Party shall, and shall cause each of its Subsidiaries (other than any Immaterial Subsidiary) to, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(b)                                 Each Loan Party shall, and shall cause each of its Subsidiaries to, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Each Loan Party shall, and shall cause each of its Subsidiaries to, preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties.

Each Loan Party shall, and shall cause each of its Subsidiaries to:

(a)                                 maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)                                 make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, including, without limitation, terrorism insurance.

6.08                        Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to:

(a)                                 comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b)                                 (i) maintain each Broker-Dealer Subsidiary’s (A) registration as registered “broker-dealers” under the Securities Exchange Act and under the Laws of each state in which such registration is required, except in such instances in which the failure to obtain such registration could not reasonably be expected to have a Material Adverse Effect, and (B) membership in FINRA, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) cause each Broker-Dealer Subsidiary to comply with all rules and regulations of the SEC, the FINRA and any equivalent foreign self-regulatory body, in each case, applicable to it (including, without limitation, such rules and regulations dealing with the maintenance of minimum Net Capital under the Net Capital Rule), except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.

Each Loan Party shall, and shall cause each of its Subsidiaries to:

(a)                                 maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and

(b)                                 maintain such books of record and account in conformity in all material respects with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10                        Inspection Rights.

Each Loan Party shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (to the extent the Borrower’s officers are afforded a reasonable opportunity to participate), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) so long as no Event of Default then exists, except for one collective visit per calendar year (which shall be at the reasonable expense of the Borrower), all such visits and inspections shall be at the sole expense of the Lender and such visits and inspections shall occur no more frequently than semi-annually and (ii) when an Event of Default exists the Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and without advance notice.

6.11                        Use of Proceeds.

The Borrower shall use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12                        Material Contracts.

Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms.

6.13                        Covenant to Guarantee Obligations.

Within thirty (30) days (or such longer period of time as is agreed to by the Lender in its sole discretion) after the acquisition or formation of any Subsidiary (it being understood that any Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes of this Section 6.13), the Borrower shall notify the Lender of the acquisition or formation thereof and cause such Person (other than an Excluded Subsidiary) to become a Guarantor hereunder by way of execution of a Joinder Agreement.  In connection with the foregoing, the Loan Parties shall deliver to the Lender, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) and (f), Section 6.14 and, upon the request of the Lender, favorable opinions of counsel to such Person (which should cover, among other things, the legality, binding effect and enforceability), all in form, content and scope satisfactory to the Lender.

6.14                        Covenant to Give Security.

Except with respect to Excluded Property, each Loan Party will cause (a) one hundred percent (100%) of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than any CFC Holdco) directly owned by any Loan Party and (b) Equity Interests representing sixty five percent (65%) of the total combined voting power of all issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary and each CFC Holdco directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Lender, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Lender; provided, however, it is understood and agreed that the Loan Parties shall not be required to cause the Lender’s security interests on the Collateral to be perfected under the Laws of the jurisdiction of organization of any Foreign Subsidiary unless and until, as of any date of determination, either (as shown on the Compliance Certificate delivered by the Borrower pursuant to Section 6.02(b)) (x) the Consolidated Fixed Charge Coverage Ratio for the Measurement Period most recently ended prior to such date was less than 1.35 to 1.00 or (y) Consolidated EBITDA was less than $135,000,000 for the Measurement Period most recently ended prior to such date.  If either of the conditions specified in clauses (x) or (y) of the proviso set forth in the immediately preceding sentence are satisfied, the Borrower shall be required, at the Lender’s written request, to execute and deliver (or cause the applicable Loan Party to execute and deliver) such pledge agreements or other collateral documents in the applicable foreign jurisdiction(s) as the Lender may reasonably determine to cause the Lender’s security interest in the uncertificated Equity Interests of any Material Foreign Subsidiary to be perfected under the laws of such foreign jurisdiction, together with such opinions of counsel and other deliverables as the Lender may reasonably request.  It is understood and agreed that the Loan Parties shall have one hundred and eighty (180) days (from the date of Lender request) to comply with the requirements of the immediately preceding sentence.

6.15                        Further Assurances.

Promptly upon request by the Lender, the Loan Parties shall (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the provisions of the Loan Documents, (ii) to the fullest extent permitted by applicable Law and required by Section 6.14, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter purported to be covered by any of the Collateral Documents, (iii) subject to the express limitations set forth in Section 6.14, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

6.16                        Anti-Corruption Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions with jurisdiction over the Borrower or any of its Subsidiaries and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.17                        Broker-Dealer Subsidiary Deposit Account.

The Borrower shall cause each Broker-Dealer Subsidiary to calculate its Net Capital Overage as of the last day of each fiscal quarter, which calculation shall be made in connection with such Broker-

Dealer’s Quarterly FINRA Focus Report, but in any event no later than thirty (30) days after the last day of such fiscal quarter.  If, as of the last day of any fiscal quarter, Net Capital Overage is greater than $0, the Borrower shall cause each Broker-Dealer Subsidiary with such Net Capital Overage to deposit such Net Capital Overage promptly in the Broker-Dealer Subsidiary Deposit Account; provided, that, to the extent that applicable Laws require FINRA approval with respect to any such deposit, the Borrower’s obligations under this Section 6.17, including without limitation its obligation to cause any Broker-Dealer Subsidiary to make any such deposits, shall be conditioned upon the Borrower’s receipt of FINRA approval with respect to each such deposit.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)                                       Liens pursuant to any Loan Document;

(b)                                       Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals, replacements, refinancings, restructurings or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with any such renewal, replacement, refinancing, restructuring or extension of the underlying Indebtedness and by an amount equal to any existing commitments unutilized under the underlying Indebtedness and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c)                                        Liens for Taxes not yet delinquent or which are being contested in compliance with Section 6.04;

(d)                                       Liens securing carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, and which (i) do not in the aggregate materially detract from the value of the property of the Borrower and its Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries, taken as a whole and (ii) if they secure obligations that are then due and unpaid, are being contested in compliance with Section 6.04;

(e)                                        Liens (other than any Lien imposed by ERISA) (i) imposed by requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, or (ii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that, (A) with respect to clauses (i) and (ii), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (B) to the extent such Liens are not imposed by requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents issued to support payment of such obligations;

(f)                                         easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)                                        Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) or attachments, in each case, not constituting an Event of Default;

(h)                                       Liens securing Indebtedness permitted under Section 7.02(c); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness together with any accessions thereto and proceeds thereof, and (ii) such Liens attach to such property concurrently with or within one hundred eighty (180) days after the acquisition thereof;

(i)                                     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(j)                                    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents, investment property and UK Cash Management Investments on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)                                 the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(l)                                     Liens created, incurred or assumed by any Broker-Dealer Subsidiary upon assets owned by such Broker-Dealer Subsidiary or held for such Broker-Dealer Subsidiary’s account to secure Indebtedness permitted under Section 7.02(g);

(m)                             Liens securing Indebtedness permitted pursuant to Section 7.02(i); provided, that, (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary (other than improvements on the property subject thereto and proceeds thereof), (iii) such Lien shall secure only those obligations it secures on the date of acquisition, and (iv) such Lien shall be subordinated to the Liens created pursuant to the Collateral Documents on terms acceptable to the Lender;

(n)                                 licenses, sublicenses, leases or subleases granted to third Persons by the Borrower or its Subsidiaries or to the Borrower or its Subsidiaries by a third Person in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(o)                                 Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or an Investment permitted by Section 7.03; provided, that, not more than ten (10%) of the purchase price in respect of such letter of intent or purchase agreement has been deposited as a cash earnest money deposit;

(p)                                 Liens on assets of Foreign Subsidiaries; provided, that, (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 7.02(n);

(q)                                 Liens of the Lender on cash collateral posted by the Borrower securing its obligations under those certain letters of credit permitted by Section 7.02(o); and

(r)                                    other Liens not permitted by the foregoing clauses of this Section 7.01 securing Indebtedness or other obligations permitted pursuant to this Agreement in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding; provided, that, no such Lien shall extend to or cover any Collateral.

7.02                        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 (i) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any renewals, replacements, refinancings, restructurings or extensions thereof; provided that (A) the property that is collateral for such Indebtedness is not changed, (B) the amount secured or benefited thereby is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with any such renewal, replacement, refinancing, restructuring or extension of the underlying Indebtedness and by an amount equal to any existing commitments unutilized under the underlying Indebtedness, and (C) the direct or any contingent obligor with respect thereto is not changed; (ii) unsecured Indebtedness under the Subordinated Note, and (iii) unsecured Indebtedness under the FRAM Notes;

(c)                                  Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations to finance the purchase of fixed or capital assets within the limitations set forth in Section 7.01(h) and refinancings, renewals, replacements, restructurings and extensions thereof; provided, that, (i) the aggregate principal amount of all such Indebtedness for all such Persons taken together shall not exceed $5,000,000 at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, and (iii) no such Indebtedness shall be refinanced, renewed, replaced, restructured or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, replacement, refinancing, restructuring or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and reasonable fees and expenses, in each case, incurred in connection with any such renewal, replacement, refinancing, restructuring or extension;

(d)                                 intercompany Indebtedness (“Intercompany Debt”) permitted under Section 7.03; provided, that, in the case of Indebtedness owing by a Loan Party to any Subsidiary that is not a Loan Party, (i) such Indebtedness shall be subordinated to the Secured Obligations in a manner and to the extent reasonably acceptable to the Lender, and (ii) such Indebtedness shall not be prepaid unless no Default exists immediately prior to and after giving effect to such prepayment;

(e)                                  obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap

Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)                                   Guarantees with respect to Indebtedness of any Loan Party permitted under this Section 7.02; provided, that, if the Indebtedness being Guaranteed is subordinated to the Secured Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lender as those contained in the subordination of such Indebtedness;

(g)                                  Indebtedness incurred by Broker-Dealer Subsidiaries under customary terms in the ordinary course of business; provided, that, if any such Indebtedness is unsecured, the applicable Broker-Dealer Subsidiary holds, or will have the right to hold pursuant to pending securities transactions and in accordance with applicable laws and regulations, customer funds or unencumbered marketable securities sufficient, at the time of the securities transaction which gave rise to any such Indebtedness, to refinance such Indebtedness on a secured basis using such securities as collateral;

(h)                                 Indebtedness of any Broker-Dealer Subsidiaries or any direct or indirect parent of any such Broker-Dealer Subsidiaries incurred to satisfy such Broker-Dealer Subsidiary’s determination of any requirement imposed at any time or from time to time by any Governmental Authority; provided, that, any such Indebtedness is not outstanding for longer than forty-five (45) days;

(i)                                     Indebtedness of any Target acquired after the Closing Date in a Permitted Acquisition to the extent existing at the time of such Permitted Acquisition; provided, that, (i) such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition, (ii) the Borrower shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to the acquisition of such Indebtedness (and assuming for such purposes that such Indebtedness is fully drawn), the Consolidated Leverage Ratio is at least 0.25 to 1.0 less than the ratio required to be maintained at such time by Section 7.11(a), (iii) such Indebtedness is unsecured Indebtedness or secured Indebtedness that is secured only by assets of the Target and its Subsidiaries, and (iv) the aggregate principal amount of such Indebtedness shall not exceed $25,000,000 at any time outstanding (provided, further, that, the aggregate principal amount of such Indebtedness that is secured Indebtedness shall not exceed $10,000,000 at any time outstanding);

(j)                                    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;

(k)                                 Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(l)                                     Indebtedness arising in connection with contingent indemnification obligations of the Borrower and its Subsidiaries to financial institutions, in each case to the extent entered into in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(m)                             Indebtedness under performance, surety, appeal and return-of- money bonds or with respect to workers’ compensation claims, self-insurance obligations, and similar obligations, in each case incurred in the ordinary course of business;

(n)                                 Indebtedness incurred by Foreign Subsidiaries; provided, that, (i) the Borrower shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to the incurrence of such Indebtedness (and assuming for such purposes that such Indebtedness is fully drawn), the Consolidated Leverage Ratio is at least 0.25 to 1.0 less than the ratio required to be maintained at such time by Section 7.11(a), (ii) such Indebtedness has a maturity date that is at least ninety-one (91) days after the Maturity Date (and the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is ninety-one (91) days after the Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default)), and (iii) the aggregate principal amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(o)                                 Indebtedness of the Borrower under letters of credit issued by the Lender that are in existence as of the Closing Date, in an aggregate amount not exceeding $2,500,000;

(p)                                 Indebtedness under Secured Cash Management Agreements; and

(q)                                 other Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.

7.03                        Investments.

Make or hold any Investments, except:

(a)                                 Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents (or any other Investments by a Broker-Dealer Subsidiary in the ordinary course of business);

(b)                                 advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                  (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (iv) additional Investments by the Borrower and its Subsidiaries in Subsidiaries that are not Loan Parties; provided, that, the aggregate amount of all such Investments permitted pursuant to clause (c)(iv) shall not exceed $5,000,000;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guarantees permitted by Section 7.02 (other than by reference to this Section 7.03 (or any clause hereof));

(f)                                   Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03;

(g)                                  Permitted Acquisitions;

(h)                                 Investments in securities of trade creditors, customers and other obligors in the ordinary course of business received in connection with the settlement of debts, the satisfaction of judgments, settlements, compromises or resolutions of litigation, arbitration or other disputes, upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors, customers or other obligors;

(i)                                     (i) Investments by any Loan Party or a Broker-Dealer Subsidiary in a Broker-Dealer Subsidiary, and (ii) Investments by any Loan Party or any Broker-Dealer Subsidiary in the form of the purchase by such Person of any Investment held by a Broker-Dealer Subsidiary, in each case, with the intent of permitting such Broker-Dealer Subsidiary to finance the working capital needs of such Broker-Dealer Subsidiary or to comply with requirements of Section 7.20; provided, that, the aggregate amount of all such Investments (other than Investments made to cause a Broker-Dealer Subsidiary to be in compliance with Section 7.20) shall not exceed $50,000,000 at any one time outstanding;

(j)                                    Swap Contracts permitted by Section 7.02(e);

(k)                                 Investments by Houlihan Lokey UK made pursuant to the UK Cash Management Agreement in an aggregate amount not to exceed $150,000,000 at any one time outstanding (“UK Cash Management Investments”);

(l)                                     Investments in joint ventures made after the Closing Date in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(m)                             good faith cash earnest money deposits in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or an Investment permitted by this Section 7.03; provided, that, not more than ten (10%) of the purchase price in respect of such letter of intent or purchase agreement has been deposited as a cash earnest money deposit;

(n)                                 deposits in connection with obligations in respect of the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business for sums not more than ninety (90) days overdue or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(o)                                 deposits in the ordinary course of business consistent with past practices to secure the performance of operating leases and payment of utility contracts;

(p)                                 Investments arising out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration for the sale of assets permitted under Section 7.05; and

(q)                                 other Investments not otherwise permitted by this Section 7.03 in an aggregate amount not to exceed $10,000,000 at any one time outstanding.

7.04                        Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 7.04 but subject to the terms of Sections 6.13 and/or 6.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan

Party other than the Borrower, (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party provided that the continuing or surviving corporation is such Loan Party (or shall be a Person organized under the Laws of the United Sates and shall become a Loan Party hereunder), (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party, (e) the Borrower or any Subsidiary may merge or consolidate with a Target or any Subsidiary of a Target in connection with an Investment permitted pursuant to Section 7.03; provided, that, (i) if the Borrower is a party to such merger or consolidation, the Borrower shall be the continuing or surviving corporation, and (ii) if a Loan Party other than the Borrower is a party to such merger or consolidation, the continuing or surviving corporation shall be a Loan Party (or shall be a Person organized under the Laws of the United Sates and shall become a Loan Party hereunder), (f) the Borrower and any Subsidiary may engage in a Permitted Transfer, an Investment permitted by Section 7.03 or make a Restricted Payment permitted by Section 7.06 (in each case other than by reference to this Section 7.04 (or any clause hereof)), and (g) any Subsidiary of the Borrower may be dissolved or liquidated so long as (i) such dissolution or liquidation, as applicable, could not reasonably be expected to have a Material Adverse Effect and (ii) the residual assets of such Subsidiary shall be transferred to its parent company (provided, that, if the transferor thereof is a Loan Party, the transferee thereof shall be a Loan Party).

7.05                        Dispositions.

Make any Disposition, except:

(a)                                 Permitted Transfers;

(b)                                 Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions permitted by Section 7.04;

(e)                                  Dispositions of property in a Sale and Leaseback Transaction that is permitted by Section 7.13;

(f)                                   transfers of property subject to Involuntary Dispositions (if consensual, upon receipt of the net cash proceeds of such Involuntary Disposition); and

(g)                                  other Dispositions so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of such Disposition or would result therefrom, (ii) at least seventy-five percent (75%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of (provided, however, that for the purposes of this clause (ii), any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder) of the Borrower or the applicable Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and its Subsidiaries shall have been validly released by all applicable creditors in writing (unless such release is not required in order for the Borrower or the applicable Subsidiary to be fully released for all of their obligations with respect to such Indebtedness) shall be deemed to be cash), (iii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any wholly-owned Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section, and (v) the aggregate net book value of all of the assets sold or otherwise Disposed of by the Loan Parties and their Subsidiaries in all such transactions (A) occurring in any fiscal year shall not exceed $10,000,000, and (B) occurring after the Closing Date shall not exceed $20,000,000.

7.06                        Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                 each Subsidiary may make Restricted Payments to the Borrower or any Guarantor;

(b)                                 pro rata dividends or other distributions made by a Subsidiary that is not a wholly owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation);

(c)                                  so long as no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom, the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;

(d)                                 with respect to an equity award granted pursuant to an equity incentive compensation plan to any current or former director, employee, independent contractor or other service provider, the Borrower or any of its Subsidiaries may (i) withhold Equity Interests to satisfy any applicable withholding tax obligations, in an amount not to exceed $10,000,000 in the aggregate in any fiscal year (calculated based on the value when the tax obligation arises) and (ii) on a cashless basis, withhold Equity Interests to satisfy any applicable exercise or purchase price; and

(e)                                  the Borrower or any Subsidiary may make any Restricted Payment; provided, that, (i) the Borrower shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such Restricted Payment, the Loan Parties are in compliance with the minimum Consolidated Fixed Charge Coverage Ratio then required by Section 7.11(b), and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom.

7.07                        Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business that is reasonably related, ancillary or complementary thereto or a reasonable extension thereof.

7.08                        Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital (i) by any Loan Party to any other Loan Party or (ii) by any Subsidiary that is not a Loan Party to any Loan Party or any other Subsidiary, (b) transfers of cash and assets (i) by any Loan Party to any other Loan Party or (ii) by any Subsidiary to any Loan Party or any other Subsidiary, (c) intercompany transactions (i) expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06 (other than by reference to this Section 7.08

(or any clause hereof)) or (ii) solely among the Loan Parties and the Subsidiaries, (d) reasonable and customary officer, director and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable indemnification and severance arrangements, in each case in the ordinary course of business, (e) issuances of Qualified Capital Stock of the Borrower to any officer, director, or employee of the Borrower or any of its Subsidiaries, (f) the Subordinated Note and the UK Cash Management Documents, (g) the Borrower or the Subsidiaries may provide customary corporate and cash management services to the Subsidiaries, and (h) except as otherwise specifically prohibited in this Agreement, other transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

7.09                        Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired to secure the Secured Obligations, or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations except, (A) any such restrictions and conditions imposed by this Agreement or by any Loan Document, (B) in the case of clause (a)(v) only, for any document or instrument governing secured Indebtedness incurred pursuant to Section 7.02(c) (provided that any such restriction contained therein relates only to the asset or assets securing such Indebtedness), (C) customary restrictions and conditions contained in agreements relating to the Disposition of any property (including the Equity Interests in any Subsidiary) pending such Disposition, provided such restrictions and conditions apply only to the property that is to be sold (and the property owned by any Person whose Equity Interests are to be sold) and such Disposition is permitted under Section 7.05, (D) restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred under Section 7.02, (E) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (F) customary provisions in leases and other contracts restricting the assignment thereof and (G) restrictions imposed by applicable Law.

7.10                        Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11                        Financial Covenants.

(a)                                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower to be greater than 1.50 to 1.00.

(b)                                 Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower to be less than 1.25 to 1.00.

(c)                                  Consolidated EBITDA.  Permit Consolidated EBITDA as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower to be less than $120,000,000.

7.12                        Amendments of Organization Documents; Fiscal Year; Legal Name, State of Organization; Form of Entity and Accounting Changes.

(a)                                 Amend any of its Organization Documents in any manner materially adverse to the Lender;

(b)                                 change its fiscal year without the prior written consent of the Lender;

(c)                                  without providing ten (10) days prior written notice to the Lender (or such extended period of time as agreed to by the Lender), change its name, state of organization, form of organization or principal place of business; or

(d)                                 make any material change in accounting policies or reporting practices, except as required by GAAP.

7.13                        Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction (except that the Borrower and its Subsidiaries may sell fixed or capital assets within one hundred eighty (180) days of the purchase thereof to the lender of any Indebtedness (or any Affiliate thereof) incurred in reliance on Section 7.02(c), in each case, in order to finance the purchase of such fixed or capital assets in reliance on Sections 7.02(c) and 7.01(h) and the lease-back of such fixed or capital assets by the Borrower or the applicable Subsidiary).

7.14                        Prepayments, Etc. of Indebtedness.

(a)                                 Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff) (x) any subordinated Indebtedness, including, for the avoidance of doubt, the Subordinated Note or (y) the FRAM Notes; provided, that, the Borrower shall be permitted to make prepayments under the Subordinated Note or the FRAM Notes so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of such prepayment or would result therefrom, and (ii) the Borrower shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such prepayment, the Loan Parties are in compliance with the minimum Consolidated Fixed Charge Coverage Ratio then required by Section 7.11(b).

(b)                                 Make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness, except the prepayment of the Credit Extensions in accordance with the terms of this Agreement.

7.15                        Payment of Indebtedness under the Subordinated Note.

Make any scheduled principal or interest payment under the Subordinated Note (including, for the avoidance of doubt, any payment pursuant to Section 3 of the Subordinated Note); provided, that, the Borrower shall be permitted to make any such payment under the Subordinated Note so long as no Default or Event of Default shall have occurred and be continuing at the time of such payment or would result therefrom.

7.16                        Amendment, Etc. of Indebtedness; Amendments to UK Cash Management Documents.

(a)                                 Amend or modify, or permit the amendment or modification of, any provision of the Subordinated Note or the documentation governing the FRAM Notes, in each case in any manner that is adverse in any material respect to the interests of the Lender, or, in the case of the Subordinated Note, as to any provision of the Subordinated Note that requires the written consent of the Lender.

(b)                                 (i) Amend or modify, or permit the amendment or modification of, any provision of any of the UK Cash Management Documents, in any case in any manner that is adverse in any material respect to the interests of the Lender, or (ii) release any guarantor from its obligations under the UK Cash Management Guarantee, except to the extent such release occurs in connection with the termination in full of the UK Cash Management Agreement in accordance with its terms.

7.17                        Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) establish, create or acquire any additional Subsidiaries without the prior written consent of the Lender; provided, that, without such consent, the Borrower may (i) establish or create one or more wholly-owned Subsidiaries of the Borrower or (ii) acquire one or more Subsidiaries, so long as, in each case, Sections 6.13 and/or 6.14 shall be complied with to the extent required by such Sections, (b) permit any Loan Party or any Subsidiary of any Loan Party to issue or have outstanding any shares of Disqualified Capital Stock, or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for Permitted Liens.

7.18                        Sanctions.

Directly or, to the knowledge of the Borrower, indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender or otherwise) of Sanctions.

7.19                        Anti-Corruption Laws.

Directly or, to the knowledge of the Borrower, indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions having jurisdiction over the Borrower or any of its Subsidiaries.

7.20                        Broker-Dealer Subsidiaries.

Permit the Net Capital of any Broker-Dealer Subsidiary at any time to be less than the amount required by applicable Law.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), (b) or (c), 6.05(a) (solely with respect to the Borrower), 6.10, 6.11 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of: (i) a Responsible Officer of the Borrower becoming aware of such failure and (ii) written notice thereof being provided to the Borrower by the Lender; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading (or, if any such representation, warranty, certification or statement of fact is qualified by materiality or Material Adverse Effect, incorrect or misleading in any respect) when made or deemed made; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded;  or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that, this clause (B) shall not apply to secured Indebtedness that becomes due as a result of the Disposition or Involuntary Disposition of the property or assets securing such Indebtedness, if such Disposition or Involuntary Disposition is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undismissed, undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and remains unsatisfied, not released, not vacated or not fully bonded within thirty (30) consecutive days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect unless such judgment has been dismissed or vacated; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate annual amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                                 Collateral Documents.  Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien

(subject to Permitted Liens) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or

(l)                                     Change of Control.  There occurs any Change of Control; or

(m)                             Subordination; Invalidity of Subordination Provisions.  Any of the subordination, standstill, payover and insolvency related provisions of any of the documents governing any subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness, or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Lender and the Secured Parties or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.

8.02                        Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)                                 declare the Commitment of the Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)                                 exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03                        Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.12, be applied by the Lender in its sole discretion.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets.

ARTICLE IX

CONTINUING GUARANTY

9.01                        Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all reasonable and documented costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law.  The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

9.02                        Rights of Lender.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations; provided that no provision of this Section 9.02 will permit the Lender to amend any Loan Document that requires the consent of any Guarantor without the prior written consent of such Guarantor.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9.03                        Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

9.04                        Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

9.05                        Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations (other than contingent indemnification Secured Obligations for which no claim has been asserted) and any amounts payable under this Guaranty have been paid and performed in full and the Commitment is terminated.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

9.06                        Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

9.07                        Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

9.08                        Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

9.09                        Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Lender may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

9.10                        Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

9.11                        Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IX voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations (other than contingent indemnification Secured Obligations for which no claim has been asserted) have been paid and performed in full.  Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE X

MISCELLANEOUS

10.01                 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrower or any other Loan Party or the Lender on Schedule 1.01(a).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Lender.  The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender or the Borrower, as applicable, otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement by the intended recipient (such as by the “return receipt requested” function, as available, return email address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                                  Change of Address, Etc.  Each of the Borrower, any other Loan Party and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Reliance by Lender.  The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Lender (including the reasonable and documented fees, charges and disbursements of any counsel for the Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (including the reasonable and documented fees, charges and disbursements of (x) one primary counsel to the Indemnitees taken as a whole, (y) in the case of any actual or potential conflict of interest, one additional counsel to each group of similarly situated Indemnitees, (z) if and to the extent necessary (as determined by the Lender in its reasonable discretion), of special counsel in each relevant specialty and one local counsel in each relevant jurisdiction (and, in the case of any actual or potential conflict of interest, additional special and local counsel, as applicable)), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for direct or actual damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, bad faith or willful misconduct.

(d)                                 Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(e)                                  Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(d) shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.

10.05                 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06                 Successors and Assigns.

(a)                                 Generally. This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees; provided that (i) each Loan Party agrees that, except in a transaction expressly permitted pursuant to this Agreement, it may not assign this Agreement without the Lender’s prior written consent and (ii) the Lender agrees that, unless an Event of Default shall have occurred and be continuing, it may not assign all or any portion of its rights and obligations hereunder without the Borrower’s prior written consent (such written consent not to be unreasonably withheld or delayed) (provided, further, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within ten (10) Business Days after having received written notice thereof).  The Lender may sell participations in or (subject to clause (ii) of the immediately preceding sentence) assign this loan, and, subject to the provisions of Section 10.07, may exchange information about the Loan Parties with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

(b)                                 Register.  The Borrower shall maintain at one of its offices in New York, New York a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lender and its assignees, and the Commitment thereof, and principal amounts (and stated interest) of the Loan owing to, the Lender or any assignee pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, Lender and its assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement.

(c)                                  Participations.  If the Lender sells any participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Commitment, the Loan, the Letters of Credit or any other Obligations) to any Person except to the extent that such disclosure is necessary to establish that the Commitment, the Loan, the Letters of Credit or the other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

10.07                 Treatment of Certain Information; Confidentiality.

(a)                                 Treatment of Certain Information.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall have a legal obligation to, or agree to, keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (viii) with the prior written consent of the Borrower or (ix) to the extent the Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary.  For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 Press Releases.  The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(c)                                  Customary Advertising Material.  The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

10.08                 Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.  The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate.  Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11                 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force until the Facility Termination Date.

10.12                 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14                 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15                 Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under the Guaranty, to the payment in full in cash of all Secured Obligations.  If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.  Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender.

10.16                 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.17                 Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided, further, that without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

10.18                 USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act.  The Borrower and the Loan Parties agree to, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	HOULIHAN LOKEY, INC.,
a Delaware corporation

	By:	/s/ J. Lindsey Alley
	Name:	J. Lindsey Alley
	Title:	Chief Financial Officer

GUARANTORS:	HOULIHAN LOKEY FINANCIAL ADVISORS, INC.,
a California corporation

	By:	/s/ J. Lindsey Alley
	Name:	J. Lindsey Alley
	Title:	Chief Financial Officer

LENDER:	BANK OF AMERICA, N.A.,
as Lender

	By:	/s/ Tasneem Ebrahim
	Name:	Tasneem Ebrahim
	Title:	Senior Vice President